CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-139044 of the Met Investors Series Trust (the "Trust") on Form N-14 of our report dated February 17, 2006, relating to the financial statements and financial highlights of the Mercury Large Cap Core Portfolio (now known as BlackRock Large-Cap Core Portfolio) of The Travelers Series Trust appearing in its Annual Report on Form N-CSR for the year ended December 31, 2005, and to the reference to us under the heading "Financial Statements and Experts" in the Prospectus/Proxy Statement, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
January 2, 2007